SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2013

KNIGHT CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-14223	22-3689303
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, New Jersey 07310

(Address of principal executive offices) (Zip Code)

(201) 222-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Knight Capital Group, Inc. (the “Company”) is filing this Current Report on Form 8-K to disclose the mandatory conversion of each issued and outstanding share of the Company’s Series A-1 Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”), into 666.667 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), effective February 28, 2013 at 5:00 p.m. New York City time.  Pursuant to the Certificate of Designations applicable to the Series A-1 Preferred Stock (the “Certificate of Designations”), the Series A-1 Preferred Stock mandatorily converts at the Conversion Rate (as defined below) into Common Stock on the third trading day following the date on which the closing price of the Common Stock exceeds 200% of the then-applicable Conversion Price (as defined below) for 60 consecutive trading days, subject to certain limitations.  At all times since the issuance of the Series A-1 Preferred Stock, the “Conversion Rate” applicable to the Series A-1 Preferred Stock has been 666.667 shares of Common Stock, and the “Conversion Price” has been $1.50 per share of Common Stock.  As of February 25, 2013, the closing price of the Common Stock had exceeded $3.00 for 60 consecutive trading days.  The foregoing description is qualified in its entirety by reference to the Certificate of Designations, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1

Certificate of Designations of Preferences and Rights of the Series A-1 Cumulative Perpetual Convertible Preferred Stock and Series A-2 Non-Voting Cumulative Perpetual Convertible Preferred Stock of Knight Capital Group, Inc. (incorporated by reference to Exhibit 3.1 of Knight Capital Group, Inc.’s Form 8-K, dated August 6, 2012).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned’s duly authorized signatory.

KNIGHT CAPITAL GROUP, INC.

Date: February 28, 2013	By:	/s/ Andrew M. Greenstein
	Name:	Andrew M. Greenstein
	Title:	Managing Director, Deputy General Counsel and Assistant Secretary

Exhibit No.	Description

3.1

Certificate of Designations of Preferences and Rights of the Series A-1 Cumulative Perpetual Convertible Preferred Stock and Series A-2 Non-Voting Cumulative Perpetual Convertible Preferred Stock of Knight Capital Group, Inc. (incorporated by reference to Exhibit 3.1 of Knight Capital Group, Inc.’s Form 8-K, dated August 6, 2012).